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                                                                    EXHIBIT 10.6

                          INCOME TAX SHARING AGREEMENT

               THIS INCOME TAX SHARING AGREEMENT ("Agreement"), made this 10th day of April 2001, by and among DEG Acquisitions, LLC, a Delaware limited liability company ("Holdings") and Dresser, Inc., a Delaware corporation ("Dresser").

               WHEREAS, Dresser is a wholly-owned subsidiary of Holdings;

               WHEREAS, Holdings and Dresser are members of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), of which Holdings is the common parent corporation (the "DEG Group"); and

               WHEREAS, Holdings and Dresser desire to provide for the sharing and allocation of income taxes in accordance with this Agreement.

               NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

               1. Filing of Returns.

               Dresser, on behalf of itself and each of its subsidiaries, consents to the filing by Holdings of consolidated federal income tax returns for all taxable periods in which it is eligible to be a member of the DEG Group. Holdings agrees to file such consents, elections, tax returns and other documents, and to take such other actions as may be necessary or appropriate to file a consolidated federal income tax return for each taxable period for which the DEG Group is required or permitted to file a consolidated federal income tax return. Any taxable period ending after the date of this Agreement for which Dresser is included in a consolidated federal income tax return filed by the DEG Group is referred to herein as a "Consolidated Return Year."

               2. Sharing and Settlement of U.S. Federal Consolidated Income Taxes.

               For all relevant taxable periods, Holdings shall calculate the consolidated federal income tax liability (including, if applicable, alternative minimum tax liability) of the DEG Group for such period (the "Group Liability"). If (a) the Group Liability exceeds (b) the corresponding consolidated federal income tax liability for such period that Holdings would have incurred if Dresser and its subsidiaries had not been members of the DEG Group, Dresser shall pay the amount of such excess to Holdings.

               3. State, Local or Foreign Income Taxes. In the event Holdings files combined, unitary or consolidated state, local or foreign income tax returns with Dresser and any of its subsidiaries, the provisions of Sections 1 and 2 hereof shall be applicable as if such combined, unitary or consolidated income tax returns filed were consolidated federal income tax returns.

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               4. No Other Tax Sharing Obligations. No tax sharing obligations between the parties to this Agreement shall arise out of any taxes other than those taxes referred to in Sections 2 and 3 hereof.

               5. Subsequent Return Adjustments.

               In applying the "with and without" calculation referenced in
Section 2 above, the appropriate frame of reference shall be all tax years in which a consolidated tax return was or is filed.

               In the event a consolidated federal income tax return or any combined, unitary or consolidated state, local or foreign income tax return is amended or adjusted (whether by reason of the filing of an amended return, a claim for refund, or otherwise), the tax liabilities and benefits of Holdings and Dresser will be redetermined, adjusted and settled on a basis consistent with the above provisions.

               In the event the federal consolidated tax liability or any combined, unitary or consolidated state, local or foreign income tax liability is redetermined or adjusted pursuant to an audit or challenge by a taxing authority, or if a voluntary tax payment is made to limit the accrual of interest on audit issues, the liability of Holdings and Dresser will be redetermined by Holdings in its sole discretion, exercised in good faith. Payments reflecting such redeterminations or adjustments shall be made when (a) a settlement (evidenced in writing or by the payment of taxes) is entered into with the taxing authority, (b) a decision of a court having jurisdiction in the matter becomes final and is not subject to appeal, or (c) Holdings makes a voluntary tax payment with respect to a consolidated federal income tax return or any combined, unitary or consolidated state, local or foreign income tax return.

               6. Penalties and Interest.

               If penalties or interest are imposed by the taxing authorities, or if a voluntary interest payment is made, such payment will be allocated to and made by each responsible corporation. If any interest from the taxing authorities is received by any corporation included in the consolidated returns of DEG Group, such interest shall be allocated by Holdings in its sole discretion, exercised in good faith, and refunded to the attributable corporation.

               7. Billing.

               All cash settlements of cash liabilities shall take place between Holdings and Dresser at least ten (10) days prior to the date the related taxes are payable, whether for estimated taxes or otherwise, and upon execution of this Agreement for taxes due prior to the date of this Agreement ("Execution Payment"). Late payments (if any) shall bear an annual rate of interest equal to the statutory rate of interest for the underpayment of taxes then in effect from the date such payments are due.

               8. Procedural Matters.

               So long as any party to this Agreement remains part of the DEG Group for federal income tax purposes, Holdings will prepare and file the consolidated returns, along with any

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other documents or statements that are required to be filed with the taxing authorities for U.S. federal income tax purposes related to consolidated returns. The parties hereto acknowledge that, with respect to consolidated tax returns which they have filed or will file, Holdings has the right, in its sole discretion, to:

               (a) determine:

                    (i) the manner in which such returns, documents or
               statements are prepared and filed including, without limitation, the manner in which any item of income gain, loss, deduction or credit shall be reported;

                    (ii) the manner in which the consolidated tax liability will be allocated for the purpose of determining the taxable earnings and profits of each corporation;

                    (iii) whether any extensions may be requested; and

                    (iv) the elections that are made by any corporation included in DEG Group's consolidated returns;

               (b) contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of such returns by the taxing authorities;

               (c) file, prosecute, compromise or settle any claim for refund;
          and

               (d) determine whether any refunds to which Holdings or its subsidiaries may be entitled are paid by way of refund or credited against the tax liability of DEG Group.

               Without limiting its rights and obligations, Dresser hereby irrevocably appoints Holdings as its agent and attorney-in-fact to take such action (including the execution of documents) as Holdings may deem appropriate to effect the foregoing.

               9. Miscellaneous Provisions.

               (a) Notices. Notices and other communications with respect to this Agreement shall be in writing and shall be delivered by hand or overnight courier service, or sent by telecopy. Unless other addresses or telecopy numbers are specified in writing pursuant to this Section 9(a) to each party to this Agreement, such notices or other communications shall be sent to the following addresses or telecopy numbers, as the case may be:

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                    (i)      if to Holdings, to it at:

                             DEG Acquisitions, LLC
                             c/o First Reserve Corporation
                             411 West Putnam Ave., Suite 109
                             Greenwich, CT  06830
                             Attn.: Thomas R. Denison
                             Telephone: (303) 382-1271
                             Telecopy: (303) 382-1275

                    (ii)     if to Dresser, to it at:

                             Dresser, Inc.
                             2601 Beltline Road
                             Carollton, Texas 75006
                             Attn.: Dale Mikus
                             Telephone: (972) 478-5090
                             Telecopy: (972) 478-5088

               (b) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each of Holdings and Intermediate Holdings shall cause their respective affiliates to carry out any obligation of such affiliate specified herein.

               (c) Governing Law. The parties hereto hereby agree that this Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to any other applicable conflict of law provision.

               (d) Waivers; Amendment; Modification. Neither this Agreement nor any provision hereof may be waived, amended or modified, except pursuant to an agreement or agreements in writing entered into by all the parties hereto.

               (e) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.

               (f) Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

               (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract.

               (h) Further Actions. The parties will execute and deliver such further instruments and do such further acts and things (including, without limitation, by causing their subsidiaries, if any, to do such acts and things) as may be required to carry out the intent and purposes of this Agreement.

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          IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the date first above written.


                                  DEG ACQUISITIONS, LLC

                                  FIRST RESERVE FUND VIII, L.P.,
                                    a Delaware limited partnership, its manager
                                      By: First Reserve GP VIII, L.P.
                                           a Delaware limited partnership, its
                                           general partner
                                          By: First Reserve Corporation,
                                               a Delaware corporation, its
                                               general partner


                                                    By: /s/ THOMAS R. DENISON
                                                       -------------------------
                                                       Name: Thomas R. Denison
                                                       Title: Managing Director


                                        DRESSER, INC.


                                        By: /s/ FRANK P. PITTMAN
                                           -------------------------------------
                                           Name:  Frank P. Pittman
                                           Title: Vice President